Exhibit 10.7

COMMERCIAL LEASE

BETWEEN

MICRON TECHNOLOGY, INC.

LANDLORD

AND

GTG PC HOLDINGS, LLC

TENANT

COMMERCIAL LEASE

This Lease Agreement ("Lease") is effective April 30, 2001, between Micron Technology, Inc., a Delaware corporation, ("Landlord"), and GTG PC Holdings, LLC, a Delaware limited liability company ("Tenant"). GTG PC Holdings, LLC, will assign its interest in this Lease to Micron PC, LLC, an entity that shall be formed on or before the Commencement Date as defined below.

1.	BASIC PROVISIONS. The following basic provisions are a part of this Lease:

1.1               Landlord. Micron Technology, Inc., is the "Landlord" with offices at 8000 South Federal Way, Boise, Idaho 83716.

1.2               Tenant. GTG PC Holdings, LLC, a Delaware limited liability company, is the "Tenant" with offices at 6260 Lookout Road, Boulder, Colorado 80301, upon the assignment of this lease by GTG PC Holdings, LLC, to Micron PC, LLC, the Tenant shall be Micron PC, LLC, with offices at 900 E. Karcher Road, Nampa, Idaho 83687 and Micron PC, LLC shall be subject to all the provisions of this Lease. Upon the assignment of this Lease from GTG PC Holdings, LLC, to Micron PC, LLC, GTG PC Holdings, LLC, shall have no further interest in or obligations under this Lease as Tenant.

1.3               Premises. The "Premises" are located at 900 E. Karcher Road, Nampa, Idaho, and consist of certain land and improvements, particularly described in Exhibit "A", attached hereto and incorporated herein by this reference. The Premises consist of one building (Phase 3 Building) and the parcel upon which it is located, as designated in Exhibit "A". The Premises are part of a larger facility including the building identified as the “Phase 1&2 Building.”

1.4               Permitted Use. The use of the Premises permitted under this Lease shall be in conformance with local, state and federal laws and shall be limited to electronics manufacturing and assembly, distribution, general office use and other lawful ancillary services related to such manufacturing and assembly, except as may otherwise be authorized in writing by Landlord ("Permitted Use"). In no event shall the Premises be utilized for any purpose that competes directly with the Landlord’s business of designing and manufacturing semiconductor memory products. In addition to the right to use the Premises, Tenant and its invitees shall have the non-exclusive right to use all walkways, sidewalks, driveways, and Common Facilities (as defined below) which may now or hereafter be located at Landlord's real property located adjacent to the Premises, provided, however that Landlord shall have the right and ability to reconfigure, close or remove any walkways, sidewalks, driveways, and Common Facilities so long as such reconfiguration, closure or removal does not unreasonably interfere with Tenant’s access to or use of the Premises and/or the Common Facilities. Notwithstanding the foregoing, Landlord shall have the right to separate the Premises from the rest of the facilities located at the site and provide Tenant with access to the Premises from both Madison Avenue and Birch Lane and Landlord shall have the right to close or remove those Common Facilities identified in Section 4.4(i). Landlord shall notify Tenant sixty (60) days prior to any reconfiguration, closure, removal or separation.

1.5               Term and Commencement Date. The Term of this Lease shall commence on the date that Micron PC acquires the personal computer manufacturing operation of Micron Electronics, Inc., currently located on the Premises ("Commencement Date"). The actual date of the Commencement Date shall be entered on the Memorandum of Lease provided for in Section 11.4 below. The Term shall end at midnight of the day that is the first anniversary of the Commencement Date ("Initial Term"), unless terminated earlier as provided in either Section 4.11 or Section 9.1, or extended as provided in Section 3.2. The Initial Term and any Renewal Term(s), as defined below, are the "Term" of this Lease. Landlord and Tenant shall execute a memorandum certifying the Commencement Date within thirty (30) days after that date.

1.6               Base Rent. Tenant shall pay to Landlord during the Initial Term, annual Base Rent of Two Million Nine Hundred Thirteen Thousand One Hundred Eight dollars ($2,913,108.00), in monthly installments of Two Hundred Forty-Two Thousand Seven Hundred Fifty-Nine Dollars ($242,759) ("Base Rent"). Tenant's obligations under this Lease commence as of the Commencement Date. The Base Rent during any Renewal Term shall be as agreed by the parties. In the event that the parties cannot mutually agree upon Base Rent for any Renewal Term within sixty (60) calendar days of Tenant's Notice of Exercise pursuant to Section 3.3, then the Base Rent shall be the fair market Base Rent determined as follows: each party shall submit to the other party a writing stating such party's figure for fair market Base Rent; each party shall designate a commercial real estate agent with at least five (5) years real estate experience in the Nampa area; the two (2) agents shall agree upon a third agent with at least five (5) years real estate experience in the Nampa area; and such third agent shall identify which figure such agent believes is closest to the fair market Base Rent. Base Rent shall be the figure designated by the third agent as the fair market Base Rent. The parties shall share equally the cost of such third agent. If the two (2) agents cannot agree on such third agent, then either party may apply to the Canyon County or Ada County Court to select such third agent. Notwithstanding the forgoing, the Base Rent per square foot for any Renewal Term will not be less than the Base Rent per square foot for the Initial Term.

1.7               Services. Landlord shall provide possession of the Premises to Tenant and shall perform such maintenance and repair as is set forth in Section 4.4 and 5.3. Tenant shall be responsible for all other obligations relating to the use and enjoyment of the Premises, except as hereinafter expressly provided.

1.8               Security Deposit. Tenant shall, on the effective date of this Lease, deposit with Landlord the sum of One Hundred Thousand Dollars ($100,000.00). Said deposit may be commingled with Landlord’s general funds and shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, conditions, and covenants of this Lease. If any amount of Rent payable by Tenant to Landlord shall be overdue and unpaid or should Landlord make payments on behalf of Tenant, or Tenant shall fail to perform any of the terms of this Lease, then if any such failure or defaults remain uncured after applicable notice and cure periods, Landlord may, at its option and without prejudice to any other right or remedy which Landlord may have on account thereof, appropriate the entire amount of said deposit and apply said entire amount or so much thereof as may be necessary to compensate Landlord toward the payment of Rent or loss or damage sustained by Landlord due to such breach or default on the part of Tenant. After application of all or part of said deposit as above provided, Tenant shall forthwith upon demand restore said deposit to the sum of One Hundred Thousand Dollars ($100,000.00). Should Tenant comply with all of the terms of this Lease, said deposit shall be returned to Tenant at the end of the

Term. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, such amounts from the deposit may be appropriated and shall be deemed to be applied first to the payment of all Rent due to Landlord for all periods prior to filing of such bankruptcy or other debtor-creditor proceeding. Such appropriation or use of the Security Deposit by Landlord shall not constitute an election of remedies or waiver of any remedy to which Landlord’s is legally entitled.

2.	GRANT OF PREMISES AND POSSESSION.

2.1               Grant of Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises subject to the terms and conditions of this Lease.

2.2               Possession. Landlord shall deliver possession of the Premises in the Premises' existing condition (including the rights, privileges, benefits, rights-of-way and easements now or in the future appurtenant to the Premises) to Tenant on the Commencement Date free and clear of all tenancies and occupancies. Tenant accepts the Premises “As Is.” Landlord makes no representation or warranty as to the conditions of the Premises or the suitability or desirability of the Premises for Tenant’s permitted use. During the Term, Landlord covenants on behalf of itself and its respective successors and assigns to provide quiet and peaceable possession of the Premises to Tenant.

3.	TERM AND RENEWAL.
	3.1	Initial Term. The Initial Term of this Lease is set forth in Section 1.5.

3.2               Renewal Terms. Tenant has the right and option to extend the Term of this Lease for three (3) additional consecutive periods of one (1) year each ("Renewal Term") beyond the expiration of the Initial Term upon the terms and conditions set forth in this Lease ("Renewal Option"). Tenant may exercise Tenant's Renewal Option only if Tenant at the time of exercise and at the beginning of the option Term is not in default beyond any period provided by this Lease for the curing of the default.

3.3               Tenant's Notice of Exercise of Renewal Option. Tenant may exercise Tenant's Renewal Option by giving written notice of the exercise to Landlord not more than three hundred sixty (360) or less than ninety (90) calendar days before the expiration of the then existing Term ("Option Notice Period").

4.	RENT.

4.1               Definition of Rent. The word "Rent" includes the Base Rent, any amounts identified herein as "Additional Rent," and any other amount payable by Tenant to Landlord under this Lease.

4.2               Payment of Rent. Tenant agrees to pay Landlord, without offset or deduction for any reason, the Rent for the Premises, as and when provided herein.

4.3               Triple Net Lease. The parties intend that this Lease be a net, net, net lease. Therefore, in addition to Tenant's payment of Base Rent, Tenant shall be obligated to pay and shall pay all taxes or other assessments upon the Premises, insurance premiums (except as provided below), repairs and maintenance costs (except for structural repairs identified in Section 5.3 and other obligations which are expressly identified as Landlord's responsibility), any and all costs, charges and obligations which may arise due to any easement, maintenance agreement, common area agreement, or the like, Operating Costs and Electrical Costs as set forth below in Sections 4.4 and 4.6 which are in addition to all Utility expenses for Utility services provided to the Premises as set forth in Section 5.4, in addition to its share of the all sewer and water charges, security, or any other expenses or charges related to the Premises, all of which are the responsibility of Tenant regardless of whether the expense or charge is specifically considered elsewhere in this Lease. The costs and expenses identified in this Section 4.3 are not intended to be an exhaustive or exclusive list of Tenant's obligations, which are specifically described below, but are merely intended to provide a description of the types of costs and expenses for which Tenant will be obligated under the Lease.

4.4               Allocation of Electrical Costs and Operating Costs. Landlord shall be solely responsible for and shall promptly pay all charges, when due, for electrical service for the Premises ("Electrical Costs"). Landlord shall be solely responsible for maintaining and repairing the Common Facilities and shall promptly pay all charges, when due, for such repair and maintenance. Tenant shall be responsible for its share of the operating costs (the "Operating Costs") of the Premises which include the maintenance, operation and repair of the Common Facilities together with the cost of liability insurance relating to the Common Facilities (which liability insurance shall be maintained by Landlord and which shall name Tenant as an additional insured). For purposes hereof, the Common Facilities shall mean (i) the landscape area, the volleyball and basketball courts, and the picnic area each as depicted on Exhibit A1 not located within the Premises but available for use by Tenant and Tenant’s employees; (ii) the retention pond, the fire suppression system, the submetering station; and (iii) all other utility systems or services which are not separately metered and which service both the Phase 1&2 Building and the Phase 3 Building, the water lines and any and all lines, pipes, conduit and the like which connect such systems and utilities to the Premises. Notwithstanding the foregoing, Landlord shall only be responsible for the maintenance and repair of the electrical system located on the Premises up to the main service entrance breaker located at or on the Phase 3 Building and any other utility systems and services included in as Common Facilities up to the point at which they enter the Phase 3 Building. In addition to Base Rent, Tenant shall be obligated to pay and shall pay its share of Electrical Costs and Operating Costs in conformance with Section 4.6 below. In no event shall Tenant's share of Electrical Costs and Operating Costs include the cost of any capital expenditures, or any costs that were incurred solely for the benefit of the Phase 1&2 Building. Unless the Premises are separately metered, Landlord will invoice Tenant monthly for its share of such Electrical Costs and Operating Costs as Additional Rent.

4.5               Electrical Costs and Operating Costs Documentation and Reconciliation. All Additional Rent invoices shall include complete copies of all invoices, statements and documents supporting the Electrical Costs and Operating Costs being billed, as well as complete explanation and documentation of any allocation (hereafter collectively referred to as "Backup Invoices"). Tenant shall pay such Additional Rent in full within thirty (30) days after its receipt of the Backup Invoices. Tenant shall not be obligated to reimburse the Landlord for such invoice that Tenant does not receive with Backup Invoices within one hundred fifty (150) days after the date the expense relating to such Electrical Cost was paid.

4.6               Calculation of Tenant's Share of Costs. Tenant's share of Operating Costs and the Electrical Costs shall be the percentage derived by dividing the total square footage of the floor area of the Premises (340,714 square feet) by the total square footage of the floor area of the Premises and the Phase 1&2 Building (591,639 square feet).

4.7               Inspection of Records. Tenant may, upon not less than ten (10) days' prior written notice to the Landlord, inspect the Landlord's records for all Electrical Costs and Operating Costs incurred during the preceding calendar year at the Landlord's general offices or at such other location reasonably designated by the Landlord at any time during reasonable business hours within one (1) year after the end of said calendar year. If said inspection reveals an overpayment of Electrical Costs or Operating Costs, the Landlord shall reimburse Tenant any such overpayment within thirty (30) days after receipt of notice of determination, and of the amount, of such overpayment. If said inspection reveals that the Landlord overstated Electrical Costs or Operating Costs (singularly or collectively) by more than five percent (5%), the Landlord shall reimburse Tenant for all costs reasonably incurred in making such inspection within thirty (30) days after receipt of notice of determination, and of the amount of any such misstatement. The Landlord's expenses for any calendar year shall be deemed correct if Tenant does not give the Landlord written notice of any such overpayment or underpayment within the one (1) year period provided.

4.8               Date and Form of Rent Payments. Base Rent payments shall commence on the Commencement Date and shall be paid each month in advance. Each Base Rent payment subsequent to such initial payment of Base Rent shall be made on the first day of each calendar month during the Term. Rent shall be payable at the Landlord's address set forth in this Lease or such different address as Landlord shall provide to Tenant by written notice. In the event Tenant fails to pay Rent on or before the tenth (10th) day of each month, in addition to any other remedy Landlord may have, Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of the late payment.

4.9               Partial Payments. Acceptance by Landlord of any partial payment of Base Rent shall not constitute a waiver of the obligation of the Tenant to pay the full amount of the Rent payment then due, or abrogate any late charge accruing.

4.10             Rent Proration. For any fractional month occurring during the Term, the Base Rent and any adjustments to the Base Rent payable for the fractional month shall be prorated based on the ratio that the number of days in the fractional month bears to the total number of days in that calendar month.

4.11             Early Termination. Tenant may terminate this Lease as to the entire Premises, with no further obligation except for those continuing representations, warranties, and indemnities set forth herein, upon ninety (90) calendar days written notice to Landlord.

5.	OPERATION OF PREMISES.

5.1               Tenant's Use of Premises. The Premises shall be occupied and used by Tenant only for the Permitted Use and for no other purpose.

5.2               Tenant's Maintenance Obligations. Tenant shall, at Tenant's sole expense keep and maintain the Premises in good condition and repair. Tenant's maintenance and repair obligation (a) includes, but is not limited to, all plumbing, underground utilities, sewer systems, drainage systems, heating, air conditioning, ventilating, electrical, lighting, telecommunications, fire suppression, interior walls, ceilings, floors, windows, doors, plate glass, cabinets, landscaping, parking area, pavement, and sidewalks; (b) includes the repair, replacement, payment or performance of all obligations that are required under any common area agreement, restriction, or easement agreement to which the Premises are subject; (c) includes the prompt extermination of termites, rodents, and other vermin; and (d) excludes all maintenance and repair obligations which are expressly set forth as the Landlord's responsibility in Sections 4.4 and/or 5.3. Tenant has and shall diligently and timely perform all maintenance and repair obligations that are not expressly set forth as the responsibility of Landlord in Sections 4.4 and/or 5.3. For the avoidance of doubt, Tenant is not obligated to pay or bear the cost of Landlord's Maintenance and/or Repair obligations as provided in Section 4.4 above or 5.3 below. In the event of any maintenance undertaken by Tenant that requires the closure of any portion of the Premises, the utilization of machinery or equipment not generally located on the Premises in the ordinary course of Tenant performing maintenance, the interruption of electrical service or any Utilities or may jeopardize the safety of Landlord's employees, Tenant shall provide notice of such maintenance to and shall coordinate such with Landlord as set forth in Section 5.2. Tenant shall make all improvements required by any governmental agency to the Premises relating to Tenant’s specific use of the Premises. In the event that Tenant undertakes any maintenance, repair or improvement to the Premises, Tenant shall also be responsible for any additional improvements to the Premises required by a governmental agency as a result of or arising out of such maintenance, repair or improvements, regardless of whether such relate to Tenant’s specific use of the Premises.

5.3               Landlord's Maintenance and Repair Obligations. Landlord, at Landlord's sole cost and without reimbursement from Tenant, is required to repair and maintain all material structural defects and damage, including replacement if necessary, by way of example and not by way of limitation, to the roof, outer walls, and foundations, unless the defects or damage was caused by Tenant or was part of a structural repair or improvement caused by Tenant. Except as stated in this Section and/or Section 4.4 above, Landlord is not required to perform any maintenance, repairs, replacements, improvements or alterations at any time. In the event of any maintenance undertaken by Landlord that requires the closure of any portion of the Premises or Common Facilities, the utilization of machinery or equipment not generally located on the Premises or Common Facilities, in the ordinary course of Landlord performing maintenance, the interruption of electrical service or any Utilities or may jeopardize the safety of Tenant's employees, Landlord shall provide notice of such maintenance to and shall coordinate such with Tenant as set forth in Section 5.3. Except as provided in Section 5.2 above, Landlord shall make all improvements required by any governmental agency to the Premises which do not relate to Tenant’s specific use of the Premises.

5.4               Utilities. Tenant shall be solely responsible for and shall promptly pay all charges, when due, for water, natural gas, telephone, cable, computer, security and any other utility or other service used upon or furnished to the Premises or for common area charges required by any easement, restrictive covenant or common area agreement of record, including deposits (collectively "Utilities"). Tenant shall not be responsible for any costs or expense associated with the future extension of any Utility service to the property unless such Utility extension occurs at the request of Tenant. Additionally, unless caused by the negligent or intentional acts or omissions of Landlord or its representatives, Landlord shall not be liable in damages or otherwise for any failure or interruption of (i) any Utility service being furnished to the Premises, or (ii) the heating, ventilating and air conditioning system, if any. Unless caused by the negligent or intentional acts of Landlord, no such failure or interruption, whether resulting from a casualty or otherwise, shall entitle Tenant to terminate this Lease or to abate the payments Tenant is required to make under this Lease.

5.5               Security. Tenant shall provide, maintain and pay for such security services as Tenant may elect to obtain for the interior of the Phase 3 Building and only those exterior areas immediately adjacent to the Phase 3 Building. Landlord shall have no obligation to provide security services for or on the Premises. However, Landlord shall have the exclusive right, but no obligation, to provide and pay for security on the Premises outside the Phase 3 Building.

5.6               Trash/Cardboard. Tenant shall provide, maintain and pay for trash/cardboard receptacles on the Premises in which to place trash/cardboard and shall cause the trash to be removed from the area as often as is reasonably necessary.

5.7	INTENTIONALLY OMITTED

5.8               Signs. After the Commencement Date, no interior and exterior signs on the Premises (including building directories, wall and door signs, and exterior building signs) shall be installed, replaced or improved by Tenant without the Landlord's prior written consent, which shall not be unreasonably withheld or delayed. All such installation, replacement or improvement shall be at Tenant's sole cost, expense and liability. All signs shall be installed to avoid structural overloading of the Premises. All signs placed or maintained on the Premises shall be subject to and comply with all applicable ordinances and public regulations.

5.9               Tenant's Duty to Notify Landlord of Construction. At least twenty (20) calendar days prior to starting any construction work on or at the Premises (for alterations, repair of fire or casualty, maintenance described in Section 5.2 requiring prior notice to Landlord, or other construction), Tenant shall notify Landlord of the date the work shall commence. If the construction work will require the Landlord's consent pursuant to Section 5.10, then Tenant shall also provide Landlord with a complete set of construction drawings for Landlord's prior review. Upon the completion of any work Tenant shall immediately record any applicable "Notice of Completion" in the public records of Canyon County, Idaho, and provide Landlord with as built drawings for the work performed.

5.10             Limitation On Alterations. No structural or exterior alteration or addition to the Premises, and no other alteration or addition to the Premises costing more than Ten Thousand Dollars ($10,000.00) per alteration or addition shall be undertaken or made by Tenant without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. During the first six (6) months of the Initial Term, Tenant intends to make intensive, nonstructural alterations to the Phase 3 Building costing no more than One Hundred Thousand Dollars ($100,000.00)(the “Initial Alterations”). The Initial Alterations shall not require the approval or Landlord and shall neither reduce the market value of the Phase 3 Building, nor damage or reduce the structural integrity of the Phase 3 Building. The Initial Alterations shall be completed in a first class and workmanlike manner after Tenant has obtained all necessary governmental consents, approvals and permits. Tenant shall comply in all other regards with the provisions of Section 5.9 regarding the Initial Alterations.

5.11             Contractors Used in Construction. Tenant shall retain a licensed and bonded contractor that is approved by Landlord (whose approval shall not be unreasonably withheld or delayed), to perform any construction work (for alterations, repair of fire or casualty, or other construction). The contractor shall be bonded and carry public liability and property damage insurance, standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements, during the period of construction with property damage limits sufficient to cover the replacement cost of the Premises.

5.12             Tenant's Hazardous Material Use. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept, used, in, on, from or about the Premises by Tenant, its agents, employees, contractors, customers, clients, patients, guests or invitees except as incidental to Tenant's permitted use of the Premises and only in quantities that are less than the quantities that are required to be reported to governmental or other authorities under applicable law or regulations. Tenant shall comply with all applicable laws and regulations regulating Tenant's use, handling, reporting, storage, discharge and disposal of Hazardous Material. As used in the Lease, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any federal, state or local governmental authority or political subdivision. The term "Hazardous Material" includes, without limitation, any material or substance that is (i) defined as a "hazardous substance" under applicable law, (ii) petroleum, (iii) asbestos, (iv) polychlorinatedbiphenyl ("PCB"), (v) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. '1321), (vi) defined as a "hazardous waste" pursuant to Section 1004 of the Solid Waste Disposal Act (42 U.S.C. '6903), (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. '9601), (viii) defined as a "regulated substance" pursuant to Section 9001 of the Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. '6991, (ix) considered a "hazardous chemical substance and mixture" pursuant to Section 6 of the Toxic Substance Control Act (15 U.S.C. ' 2605), or (x) defined as a "pesticide" pursuant to Section 2 of the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ' 136).

5.13	Real and Personal Property Taxes.

5.13.1         Tenant's Payment of Taxes. Tenant agrees to pay before they become delinquent all taxes (both general and special), assessments, or governmental charges lawfully levied or assessed against the Premises or the Tenant's personal property ("Taxes"). If any such Taxes (other than Tenant's personal property taxes) cover any period of time prior to or after the expiration or termination of this Lease, Tenant's share of such taxes shall be prorated to cover only that portion of the tax bill applicable to the period that this Lease is in effect.

5.13.2         Tax Notices. Promptly upon Landlord's receipt, Landlord shall furnish to Tenant copies of all notices of assessments or changes in valuation so that Tenant may exercise Tenant's rights to challenge the assessments or valuations. Landlord shall furnish to Tenant the Tax statement for the Premises promptly upon receipt from the taxing authority in the event the Tax statement is sent to Landlord. If allowed by the applicable taxing authority, Tenant may request that all Tax bills and notices be sent directly to Tenant. Tenant shall provide to Landlord copies of all tax notices and assessments with regard to the Premises received by Tenant, together with proof of payment thereof.

5.13.3         Tenant's Challenge of Taxes. If Tenant desires to challenge any Tax, then Tenant shall provide Landlord with prior written notice of the challenge, and Tenant may, at its sole cost and expense (in its own name or in the name of Landlord, or in the name of both, as Tenant may deem appropriate) contest any Tax. If Tenant challenges any Tax, Tenant need not pay the disputed Tax until the Tax is adjudged to be valid. In no event shall Tenant allow a tax foreclosure or sale to proceed against the Premises, and in the event of any tax foreclosure or sale Tenant shall either promptly pay or bond against the Tax, as allowed by law. Landlord agrees not to take any action which would extinguish or restrict Tenant's rights to make or prosecute any challenge and to reasonably cooperate with Tenant in any challenge. If Landlord participates in any challenge solely at the request of Tenant, Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord as a result of Landlord's participation. At the conclusion of the challenge, Tenant shall pay the Tax to the extent that the Tax is held valid, plus all court costs, interest and penalties and other charges relating to the Tax.

5.13.4         Tax on Rent. Should any government impose a tax, assessment, gross receipts tax, transaction tax, privilege tax, sales tax or similar tax (other than an income or franchise tax) on the Rent, such taxes and assessments shall constitute "Taxes" and shall be paid by Tenant to the taxing authority. Tenant shall, if necessary, file a tax return in Landlord's name and provide a copy of the tax return to Landlord. If Landlord must pay the tax or file the tax return, then Tenant shall, fourteen (14) calendar days after demand from Landlord, reimburse Landlord for the amount of the tax and the expense of preparing and filing the tax return.

5.14             Covenant Against Liens. Tenant will not directly or indirectly create or cause to be created or to remain, and will promptly discharge, at Tenant's sole expense, any mechanics' lien or similar lien against the Premises which Tenant created or caused to be created by Tenant's work on the Premises. Tenant has no authority or power to cause or permit any mechanics' lien or similar lien created by act of Tenant, operation of laws, or otherwise to attach to or be placed upon Landlord's title or interest in the Premises. Any lien against the Tenant shall attach only to Tenant's leasehold interest in the Premises. Landlord will not directly or indirectly create or cause to be created or to remain, and will promptly discharge, at Landlord's sole expense, any mechanics' lien or similar lien against the Premises which Landlord created or caused to be created by Landlord's work on the Premises. A party may, at the party's sole expense, contest any lien, and the lien may remain pending resolution of the challenge. The party challenging the lien shall indemnify and hold the other party harmless from any and all loss, damage or expense occasioned by the lien challenge. If the lien is adjudged to be valid, the challenging party shall promptly pay and discharge the lien.

5.15             Landlord's Right of Entry. Subject to complying with Tenant’s security measures, which measures shall not unduly burden Landlord or Landlord’s agents and upon prior reasonable notice, which notice shall be reasonable under the circumstances, Landlord and Landlord's agents may enter the Premises at all such times as may be necessary to (i) access, inspect, maintain or repair the data and control centers located within the Phase 3 Building that serve other portions of the facility and (ii) inspect the general condition and state of repair of the Premises. Landlord's entry shall be supervised by Tenant, and Landlord shall not interfere with, or create a hazard to, Tenant's business operations, except in the event of an emergency arising within the Premises which endangers property or persons.

6.	CHANGES IN THE PARTIES.

6.1               Relationship of Parties. Nothing contained in this Lease shall be construed as creating the relationship of principal or agent, employment, partnership or joint venture. Neither the method of computation of Rent nor any other provision of this Lease, nor any act of the parties, shall be deemed to create any relationship other than that of landlord and tenant.

6.2               Successors and Assigns. This Lease shall benefit and bind the successors and permitted assigns of Landlord and Tenant.

6.3               Tenant's Assignment and Subletting. Tenant may not assign this Lease or sublet all or a part of the Premises unless Tenant first obtains the consent of Landlord. Landlord's consent may not be unreasonably withheld. However, the parties agree that Landlord may reasonably withhold its consent to such assignment or subletting if (i) such assignee or subtenant lacks the requisite financial ability to perform the obligations set forth herein as determined by Landlord or (ii) such assignee or subtenant competes directly with Landlord’s current business of designing and manufacturing semiconductor memory products as determined by Landlord.

6.4               Permitted Transfers by Micron PC, LLC. The issuance, sale, encumbrance, other transfer of any interest in Tenant or the assignment of this Lease or a subletting of all or any portion of the Premises to (i) a purchaser that purchases substantially all of the assets of any of the businesses conducted at the Premises by Tenant, (ii) an entity which at the time of transfer then controls, is controlled by, or is under common control with Tenant and remains in control, controlled by or under common control with Tenant, or (iii) an entity that results from a merger or consolidation with Tenant, (collectively a “Permitted Transferee”), shall not be deemed to be an assignment or subletting requiring the Landlord's consent, provided that the effect of which will not violate any of Subsection 6.3(i) - (ii) above. The assignment and subletting permitted pursuant to Subsections (i) - (iii) of this Section 6.4 shall be personal to Micron PC, LLC and any Permitted Transferee.

6.5               Landlord's Transfer. Landlord may sell, assign or otherwise transfer the Premises without the consent of Tenant. If Landlord should sell or transfer Landlord's interest in the Premises, then effective with the date of the sale or transfer, Landlord shall be released and discharged from any and all further obligations and responsibilities under this Lease (except those already accrued) upon written assumption by the buyer or transferee of Landlord's liabilities under this Lease.

6.6               Attornment. Tenant shall attorn to, and recognize as successor Landlord under this Lease, any person that purchases or obtains title to the Premises pursuant to (i) foreclosure proceedings, (ii) exercise of the power of sale under a deed of trust, (iii) a deed in lieu of foreclosure or similar transfer, or (iv) any voluntary conveyance by Landlord; provided that such person assumes and agrees to be bound by all of the obligations of the Landlord under the Lease.

6.7               Subordination. Tenant agrees that this Lease is and shall remain subordinate to any subsequent mortgage or deed of trust encumbering the Premises, together with any renewals, modifications or extensions of subsequent mortgages or deeds of trust, provided that Tenant receives a nondisturbance agreement from the holder of such mortgage or deed of trust which provides that if Tenant has not defaulted under this Lease (which default shall have remained uncured after the giving of notice and the expiration of any applicable cure periods), Tenant's tenancy and Tenant's rights under this Lease shall not be disturbed, nor shall this Lease be affected, by any default under Landlord's mortgage or deed of trust, and any successor to Landlord shall be bound by the Landlord's obligations under this Lease. In the event of foreclosure or enforcement of any mortgage or deed of trust, Tenant's rights and tenancy shall survive and this Lease shall continue in full force and effect. Upon Landlord's request, Tenant shall execute instruments that are reasonably required to subordinate this Lease to mortgages or deeds of trust made by Landlord. Before entering any subsequent mortgage or deed of trust encumbering the Premises, Landlord shall cause such subsequent mortgagee or deed of trust beneficiary to enter into a written non-disturbance agreement that is reasonably satisfactory to Tenant.

6.8               Estoppel Certificate. From time to time upon not less than ten (10) business days prior written request by a party, the other party will deliver to the requesting party a certificate in writing stating (i) that this Lease is unmodified and in full force and effect (or that the Lease as modified is in full force and effect, describing the modifications), (ii) that the rents and other charges have been paid to date without any prepayments or defaults (or if any prepayments or defaults, the nature of the prepayments or defaults), and (iii) that the requesting party is not in default under any provision under this Lease (or, if in default, the nature of the default). If the party shall fail to respond within ten (10) business days of receipt the written request for the estoppel certificate, the party shall be deemed to have given the certificate without modification.

7.	LOSS AND DAMAGE TO PREMISES.

7.1               Liability Insurance. Tenant shall purchase, obtain and maintain during the Term of this Lease a policy of commercial general liability insurance utilizing an Insurance Services Office standard form with broad form general liability endorsement, or equivalent, in an amount of not less than $2,000,000 per occurrence and $4,000,000 in the aggregate for bodily injury and property damage combined. The policy shall insure Tenant with Landlord as an additional insured and shall also insure against liability arising out of the use, occupancy or maintenance of the Premises.

7.2               Property Insurance. Landlord shall purchase, obtain and maintain a policy of fire and extended coverage insurance in an amount equal to the full insurable value of the improvements and protecting Landlord against loss on account of damage to or destruction of the Premises by fire or other casualty covered by a so-called "extended coverage" endorsement or a "special forms" policy, including, without limitation, vandalism and malicious mischief endorsements. Tenant shall purchase, obtain and maintain a policy of fire and extended coverage insurance in an amount equal to the full insurable value (from time to time) of all Tenant's personal property, fixtures, equipment and tenant improvements. Tenant will cooperate with Landlord in implementing reasonable fire protection measures required by Landlord's insurer.

7.3               Flood Insurance. If the Premises are subject to the provisions of (i) the Flood Disaster Protection Act of 1973, or (ii) the National Flood Insurance Act of 1968, then Landlord shall insure the improvements to protect Landlord against loss on account of flood. Landlord will not be obligated to obtain such insurance for Tenant's personal property, fixtures, equipment and tenant improvements.

7.4               Waiver of Subrogation. Landlord and Tenant (and each person claiming an interest in the Premises through Landlord or Tenant) release and waive their entire right of recovery against the other for direct, incidental or consequential or other loss or damage arising out of, or incident to, the perils covered by insurance carried or required to be carried by each party, whether due to the negligence of Landlord or Tenant. If necessary, all insurance policies shall be endorsed to evidence this waiver.

7.5               Condemnation. If (i) any material portion of the buildings on the Premises, (ii) fifteen percent (15%) or more of the parking area of the Premises, or (iii) any portion of the Premises that materially and adversely affects the ingress and egress, is permanently condemned or taken under any governmental law, ordinance or regulation, by right of eminent domain, by inverse condemnation, or by deed in lieu, then either party may, at its option and upon written notice to the other party, cancel this Lease effective when the physical taking shall occur. For purposes of this Section 7.5, a "material" portion of the building means such portion of the building as would render the remaining portion of the building insufficient for Tenant's continuing needs. Upon receipt of notice of any proposed condemnation, the receiving party shall promptly notify the other party. If neither party elects to terminate this Lease as provided in this Section 7.5, then Landlord shall restore the Premises to an architectural unit as nearly comparable as practicable to the unit existing immediately prior to such condemnation to the extent of any condemnation proceeds as actually received by Landlord. Except as set forth in this Lease, Landlord reserves all rights to damages to the Premises for any taking or condemnation of all or any portion of the Premises. Tenant shall have the right to claim and recover from the condemning authority compensation for losses for moving expenses, interruption of or damage to Tenant's business, loss of value, and cost of removal of stock, furniture, and fixtures owned by Tenant.

7.6               Damage to or Destruction of the Premises. In the event the Premises are materially damaged in part or destroyed in their entirety, then either party may, at its option and upon written notice to the other party, cancel this Lease effective as of the date of the damage or destruction. If neither party elects to terminate this Lease as provided in this Section 7.6, then Landlord shall restore the Premises to the conditions existing immediately prior to such damage or destruction to the extent insurance proceeds are actually received by Landlord. For purposes of this Section 7.6, “materiality” shall be deemed to be damage to at least 40% of the floor area located within the Premises. If the Premises are not materially damaged, then Landlord agrees to rebuild or repair the Premises to the extent insurance proceeds are actually received by Landlord; provided, however, that if material damage to the Premises occurs during any renewal term, Landlord shall have no obligation to rebuild or repair the Premises if such as determined by Landlord is not commercially practicable during the Term remaining as extended, and both parties shall be released from any further liability under this Lease; provided, further, that Landlord shall have no obligation to repair any material damage unless Tenant waives its right to terminate this Lease in accordance with Section 4.11 above and Tenant renews the lease for any remaining Renewal Terms. Tenant shall remain responsible for the Base Rent for the undamaged portion of the Premises which Tenant is reasonably able to use, if any, in an amount that is determined by multiplying Base Rent by the fraction that is derived by dividing the total undamaged floor area Tenant occupies by the total floor area of the Premises.

8.	DEFAULT BY TENANT OR LANDLORD.

8.1               Default by Tenant. Tenant shall be in default under this Lease if any of the following occur: (i) Tenant fails to pay when due any Rent or other payment required to be paid by Tenant under this Lease and the failure shall not be cured within ten (10)

calendar days after delivery of written notice to Tenant of the failure; (ii) Tenant fails to perform or observe any other covenant, agreement or condition which Tenant is required to perform or observe, including without limitation the proper performance of Tenant's obligations under Section 5, above, and the failure shall not be cured within thirty (30) calendar days after delivery of written notice to Tenant of the failure (or, if the cure cannot be effected within the thirty day period, then within the additional period of time as may be required to cure the default provided Tenant is diligently and continuously pursuing the cure to completion); (iii) Tenant is named as a debtor in any voluntary or involuntary bankruptcy proceeding and such proceeding is not discharged or stayed within 90 days from the institution thereof; (iv) substantially all of Tenant's assets are placed in receivership or are subjected to attachment or other judiciary seizure and such proceeding is not discharged or stayed within 90 days from the institution thereof; (v) Tenant makes or suffers a general assignment for the benefit of creditors and such proceeding is not discharged or stayed within 90 days from the institution thereof; or (vi) Tenant abandons all or a substantial portion of the Premises.

8.2               Remedies of Landlord. In the event of Tenant's default as set forth in Section 8.1, Landlord shall have the remedies set forth in this Lease by the giving of prior written notice to Tenant at any time during the continuance of the event of default. Landlord's remedies are cumulative and not alternative remedies.

8.2.1            Legal and Equitable Remedies. Landlord shall have all remedies available at law or in equity.

8.2.2            Termination of Lease. In the event of a Tenant default, in addition to all other rights and remedies available to Landlord in law and equity, Landlord may (i) change the locks and lock the doors to the Premises and exclude Tenant from the Premises, (ii) enter the Premises and remove all persons and property therefrom without being liable for prosecution or any claim for damages for the removal, (iii) declare the Lease terminated, (iv) commence litigation for the Rent due and to become due under the Lease, and for any damages sustained by Landlord, (v) continue the Lease in effect and relet the Premises on such terms and conditions as Landlord may deem advisable, and (vi) hold the Tenant liable for the Rent, the reasonable cost of obtaining possession of the Premises, the reasonable cost of reletting the Premises (including broker's commissions), and the reasonable cost of any repairs and alterations necessary to prepare the Premises for reletting, less the Rents actually received from the reletting, if any.

8.2.3            Advance. In the event of Tenant's default, Landlord may remedy the default for the account and at the expense of Tenant. Landlord may perform or have a third party perform the services necessary to remedy such default and Tenant will be obligated to pay as Additional Rent the reasonable costs incurred by Landlord for such services. Neither the performance of such obligations by Landlord or the payment of such costs by Tenant shall cure such default by Tenant. Tenant shall remain in default until it actually resumes performance of such obligations and provides Landlord with adequate assurances, as determined by Landlord, that such performance will continue as required hereunder. If Landlord at any time, by reason of the default, is compelled to pay, or elects to pay, any money or do any act which will require the payment of any money, or is compelled to incur any expense, including reasonable attorneys' fees, in instituting or prosecuting any action or proceeding to enforce Landlord's rights under this Lease, the money paid by Landlord, with interest from the date of payment, shall be Additional Rent and shall be due from Tenant to Landlord as Rent.

8.3               Default by Landlord. Landlord shall be in default under this Lease if Landlord fails to perform or observe any covenant, agreement or condition which Landlord is required to perform or observe and the failure shall not be cured within thirty (30) calendar days after delivery of written notice to Landlord by Tenant of the failure (or, if the cure cannot be effected within the thirty day period, then within the additional period of time as may be required to cure the default provided Landlord is diligently and continuously pursuing the cure to completion).

8.4               Remedies of Tenant. In the event of Landlord's default as set forth in Section 8.3, Tenant shall have all rights provided at law or in equity, except Tenant expressly waives any right to the abatement or withholding of rent payable to Landlord under this Lease. Tenant's obligation to pay rent is independent of all other rights, and Tenant may not withhold rent payments to Landlord or pay Rent to other parties or into any escrow or holding account because of the default or alleged default of Landlord.

9.	TERMINATION OF LEASE.

9.1               Events of Termination. This Lease shall terminate upon the occurrence of one or more of the following events: (i) by mutual written agreement of Landlord and Tenant; (ii) by Landlord pursuant to the express provisions of this Lease; (iii) by Tenant pursuant to the express provisions of this Lease; (iv) upon expiration of the Term; or (v) by reason of Section 7.5 or 7.6 relating to condemnation or damage/destruction of the Premises.

9.2               Surrender of Possession. Upon termination of this Lease, Tenant will immediately surrender possession of the Premises to Landlord. If possession is not immediately surrendered, Landlord may, in compliance with the laws of the state in which the Premises are located, re-enter and repossess the Premises and remove all persons or property.

9.3               Holding Over. If Tenant fails to deliver actual possession of the Premises to Landlord upon termination of this Lease, Landlord shall have all remedies available at law or in equity to a lessor of real property in the State of the Premises' location, plus one of the following remedies: (i) Landlord may recover damages from Tenant in an amount equal to (a) the Rent applicable immediately prior to termination for each full or partial month that Tenant fails to deliver actual possession of the Premises to Landlord, and (b) all damages sustained by Landlord by reason of Tenant's failure to deliver actual possession of the Premises to Landlord; or (ii) Landlord may accept Tenant's failure to deliver actual possession of the Premises to Landlord as an irrevocable offer to renew this Lease for a month-to-month period.

9.4               Condition of Premises Upon Termination. Tenant, upon termination or abandonment of this Lease or termination of Tenant's right of possession, agrees as follows:

9.4.1            Removal of Property. Tenant, at Tenant's option, may remove personal property and trade fixtures belonging to Tenant, provided that Tenant shall comply with the restoration requirements set forth in Section 9.4.2 with respect to such removed personal property. Except as permitted by this Lease, Tenant shall not remove any alterations, improvements or additions made to the Premises by Tenant or others or any fixtures located on the Premises without the prior written consent of Landlord, which consent may be withheld for any reason or for no reason. Tenant shall immediately remove, in a good and workmanlike manner, (i) all personal property of Tenant installed by Tenant subsequent to the Commencement Date, and (ii) the alterations, improvements and additions made to the Premises by Tenant subsequent to the Commencement Date as Landlord may request in writing to be removed at the time Landlord consented to the installation thereof. All damage occasioned by the removal shall be promptly repaired by Tenant in a good and workmanlike manner in accordance with Section 9.4.2. If Tenant fails to remove any property, Landlord may (i) accept the title to the property without credit or compensation to Tenant, or (ii) remove and store the property, at Tenant's expense, in any reasonable manner that Landlord may choose. All personal property identified on Exhibit “B” shall remain on the Premises unless Landlord removes it or authorizes its removal.

9.4.2            Restoration of Premises. Tenant shall restore the Premises to a broom clean condition and in the condition existing on the Commencement Date, with the exception of (i) ordinary wear and tear, and (ii) alterations, improvements and additions which Landlord approved in writing prior to installation and which Landlord has not directed Tenant in writing to remove at the time Landlord consented to the installation thereof. If Tenant fails to properly restore the Premises, Landlord, at Tenant's expense, may restore the Premises in any reasonable manner that Landlord may choose.

10.	CLAIMS AND DISPUTES.

10.1             Rights and Remedies Cumulative. Except as expressly provided in this Lease, each party's rights and remedies described in this Lease are cumulative and not alternative remedies.

10.2             Nonwaiver of Remedies. A waiver of any condition stated in this Lease shall not be implied by any neglect of a party to enforce any remedy available by reason of the failure to observe or perform the condition. A waiver by a party shall not affect any condition other than the one specified in the waiver and a waiver shall waive a specified condition only for the time and in the manner specifically stated in the waiver. The acceptance by Landlord of rent or other money from Tenant after termination of the Lease, after termination of Tenant's right of possession, after the occurrence of a default, or after institution of any remedy by Landlord shall not alter, diminish, affect or waive the Lease termination, termination of possession, default or remedy.

10.3             Indemnification. To the extent caused by an act or omission of Tenant or Tenant's officers, directors, employees, invitees, guests, agents, contractors, customers, clients or licensees, during and/or after the Term of this Lease, Tenant shall defend, indemnify, hold harmless and release Landlord, and Landlord's officers, directors, agents and employees from any liabilities, damages and expenses (including attorney fees) with regard to claims by third parties arising out of or relating to (i) the Premises, or (ii) Tenant's use or occupancy of the Premises, except to the extent caused by Landlord's negligent or willful acts or omissions. To the extent caused by the gross negligence or willful misconduct of Landlord or Landlord's officers, directors, employees, invitees, guests, agents, contractors, customers, clients or licensees, during and/or after the Term of this Lease, Landlord shall defend, indemnify and hold harmless Tenant, and Tenant's members, managers, officers, directors, agents and employees from any liabilities, damages and expenses (including attorney fees) with regard to claims by third parties arising out of or relating to Landlord's obligations hereunder, except to the extent caused by Tenant's negligent or willful acts or omissions.

10.4             Tenant's Hazardous Material Indemnification. During and after the Term of this Lease, Tenant shall indemnify, defend and hold Landlord harmless from any and all costs (including costs of remediation or clean-up and any proceedings related thereto), claims, judgments, damages, penalties, fines, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or useable space or any amenity of the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of: (i) Tenant's breach of the obligations stated in Section 5.12 regarding Hazardous Material; (ii) governmental investigation or review of the Premises due to Tenant's operations on the Premises; or (iii) Tenant’s negligent or willful acts or omissions that impact existing environmental contamination on or around the Premises ("Indemnification Obligation"). The Indemnification Obligations includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises, and, without limiting the preceding, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at Tenant's sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any Hazardous Material by Tenant to the Premises. During and after the Term of this Lease, Landlord shall indemnify, defend and hold Tenant harmless from any and all costs (including costs of remediation or clean-up and any proceedings related thereto), claims, judgments, damages, penalties, fines, liabilities or losses (including, without limitation, damages for the loss or restriction on use of rentable or useable space or any amenity of the Premises, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of the presence of any Hazardous Materials at the Premises, other than Hazardous Materials introduced by Tenant.

10.5             Effect of Landlord's Insurance on Tenant's Obligation. From time to time and without obligation to do so, Landlord may purchase insurance against damage or liability arising out of or related to the Premises, other than as required herein. The purchase or failure to purchase such insurance shall not release or waive the obligations of Tenant set forth in this Lease. Tenant waives all claims on insurance purchased by Landlord.

10.6             Dispute Resolution. If the parties disagree regarding the performance of this Lease, then the parties agree to engage in direct discussions to settle the dispute. If the disagreementcannot be settled by direct discussions, then the parties agree to first endeavor to settle the disagreement in an amicable manner by mediation pursuant the American Arbitration Association's Commercial Mediation Rules. Thereafter, any unresolved disagreement arising from or relating to this Lease or a breach of this Lease shall be resolved as provided by law. The provisions of this Section 10.6 shall not apply to disputes arising from Tenant's default in the performance of any obligation to pay rent or any other tax or assessment.

10.7             Attorney Fees and Costs. If a party is in default under this Lease, then the defaulting party shall pay to the other party reasonable attorney fees and costs (i) incurred by the other party after default and referral to an attorney and (ii) incurred by the prevailing party in any litigation.

10.8             Interpretation. This Lease shall be governed by the law of the State of Idaho. The courts in the State of Idaho shall have exclusive jurisdiction. The invalidity of any portion of this Lease shall not affect the validity of any other portion of this Lease. This Lease constitutes the entire, completely integrated agreement among the parties and supersedes all prior memoranda, correspondence, conversations and negotiations.

11.	GENERAL PROVISIONS.

11.1             Notices. All notices under this Lease shall be in writing and shall be deemed to be delivered on the date of delivery if delivered in person or by fax, or on the date of receipt if delivered by U.S. Mail or express courier. Proof of delivery shall be by affidavit of personal delivery, machine generated confirmation of fax transmission, or return receipt issued by U.S. Postal Service or express courier. Notices shall be addressed to the address set forth below:

Landlord:

Micron Technology, Inc.

8000 South Federal Way

Boise, Idaho 83716

Attention: Jan Nowak

Facsimile: 208-363-2299

WITH A MANDATORY COPY TO:

Micron Technology, Inc.

8000 South Federal Way

Boise, Idaho 83716

Attention: General Counsel

Facsimile: 208-368-4540

Tenant:

Micron PC, LLC

900 East Karcher Road

Nampa, Idaho 83687

Attention: Chief Financial Officer

Facsimile: ____________________

WITH A MANDATORY COPY TO:

GTG PC Holdings, LLC

c/o Gores Technology Group

6260 Lookout Road

Boulder, Colorado 80301

Attention: President

Facsimile: 303-531-3200

and

Gores Technology Group

10877 Wilshire Boulevard, Suite 1805

Los Angeles, California 90024

Attention: General Counsel

Facsimile: 310-443-2149

11.2             Interest on Past Due Amounts. In addition to the late charge on delinquent rent set forth in Section 4.4, all rent or other payments becoming due under this Lease and all amounts expended by Landlord for the account of Tenant shall bear interest at the rate of one percent (1.0%) per month (annual percentage rate of twelve percent [12%]) compounded monthly, or the highest rate permitted by law, whichever is less. Interest shall be calculated from the due date or the date of expense, whichever is earlier, until paid.

11.3             Brokers. Each party hereto represents and warrants to the other party that the representing party has no arrangement with any realtor, broker or agent in connection with the negotiations of this Lease. Each party agrees to defend, indemnify and hold the other party harmless from any cost, expense or liability for any compensation, commission or charges claimed by any realtor, broker or agent arising out of the actions of the indemnifying party with respect to this Lease.

11.4             Non-recording. This Lease shall not be recorded. A Memorandum of Lease, in a form substantially compliant with the form attached hereto as Exhibit “C,” shall be executed by both parties hereto shall be recorded.

11.5 Time is of the Essence. Time is of the essence with respect to the obligations to be performed under this Lease

12.	SIGNATURES.

Tenant:
GTG PC HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY
Dated: April 30, 2001		By: /s/: Eric R. Hattler Name: Eric R. Hatler Title: Vice President & Secretary

Landlord:
MICRON TECHNOLOGY, INC., A DELAWARE CORPORATION
Dated: April 30 , 2001		By: W.G. Stover, Jr. Name: W.G. Stover, Jr. Title: V.P. Of Finance & CFO

Exhibit A

Real Property Description

Exhibit A1

Common Facilities Depiction

Exhibit B

Personal Property of Landlord Located on Premises

Exhibit C

Memorandum of Lease

When Recorded Return To:

Richard E. Malmgren

Associate General Counsel

Micron Technology, Inc.

8000 South Federal Way

Boise, Idaho 83716

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (“Memorandum”) is made as of the __________ day of ________________, 2001, by and between Micron Technology, Inc., a Delaware corporation, (“Landlord”), and Micron PC, LLC, a Delaware limited liability company (“Tenant”). Landlord and Tenant have entered into a lease dated as of _____________, 2001 (the “Lease”).

1.	PREMISES.

The “Premises” are located at 900 E. Karcher Road, Nampa, Idaho, and consist of certain land and improvements, particularly described in Exhibit “A”, attached hereto and incorporated herein by this reference. The Premises consist of one building (“Phase 3 Building”) and the parcel upon which it is located, as designated in Exhibit “A”. The Premises are part of a larger facility including the building identified as the “Phase 1&2 Building.”

2.	TERM.

The Term of the Lease commenced on ____________, 2001 (“Commencement Date”) and shall end at midnight of the day that is the first anniversary of the Commencement Date (“Initial Term”), unless terminated earlier as provided in either Section 4.11 or Section 9.1 of the Lease, or extended as provided in Section 3.2 of the Lease. The Lease provides for three (3) Renewal Term(s) of one (1) year each.

3.	RENEWAL NOTICE.

Tenant may exercise Tenant’s Renewal Option by giving written notice of the exercise to Landlord not more than three hundred sixty (360) or less than ninety (90) calendar days before the expiration of the then existing Term (“Option Notice Period”).

4.	PERMITTED USE.

Section 1.4 of the Lease governing the use of the Premises reads as follows:

. The use of the Premises permitted under this Lease shall be in conformance with local, state and federal laws and shall be limited to electronics manufacturing and assembly, distribution, general office use and other lawful ancillary services related to such manufacturing and assembly, except as may otherwise be authorized in writing by Landlord (“Permitted Use”). In no event shall the Premises be utilized for any purpose that competes directly with the Landlord’s business of designing and manufacturing semiconductor memory products. In addition to the right to use the Premises, Tenant and its invitees shall have the non-exclusive right to use all walkways, sidewalks, driveways, and Common Facilities (as defined below) which may now or hereafter be located at Landlord’s real property located adjacent to the Premises, provided, however that Landlord shall have the right and ability to reconfigure, close or remove any walkways, sidewalks, driveways, and Common Facilities so long as such reconfiguration, closure or removal does not unreasonably interfere with Tenant’s access to or use of the Premises and/or the Common Facilities. Notwithstanding the foregoing, Landlord shall have the right to separate the Premises from the rest of the facilities located at the site and provide Tenant with access to the Premises from both Madison Avenue and Birch Lane and Landlord shall have the right to close or remove those Common Facilities identified in Section 4.4(i). Landlord shall notify Tenant sixty (60) days prior to any reconfiguration, closure, removal or separation.

5.	ASSIGNMENT AND SUBLETTING.

Section 6.3 of the Lease governing the Assignment of the Lease or Subletting of the Premises reads as follows:

Tenant may not assign this Lease or sublet all or a part of the Premises unless Tenant first obtains the consent of Landlord. Landlord’s consent may not be unreasonably withheld. However, the parties agree that Landlord may reasonably withhold its consent to such assignment or subletting if (i) such assignee or subtenant lacks the requisite financial ability to perform the obligations set forth herein as determined by Landlord or (ii) such assignee or subtenant competes directly with Landlord’s current business of designing and manufacturing semiconductor memory products as determined by Landlord.

6.	TRANSFERS BY TENANT.

Section 6.4 of the Lease governing transfers of interest in the Tenant or its assets reads as follows:

The issuance, sale, encumbrance, other transfer of any interest in Tenant or the assignment of this Lease or a subletting of all or any portion of the Premises to (i) a purchaser that purchases substantially all of the assets of any of the businesses conducted at the Premises by Tenant, (ii) an entity which at the time of transfer then controls, is controlled by, or is under common control with Tenant and remains in control, controlled by or under common control with Tenant, or (iii) an entity that results from a merger or consolidation with Tenant, (collectively a “Permitted Transferee”), shall not be deemed to be an assignment or subletting requiring the Landlord’s consent, provided that the effect of which will not violate any of Subsection 6.3(i) - (ii) above. The assignment and subletting permitted pursuant to Subsections (i) - (iii) of this Section 6.4 shall be personal to Micron PC, LLC and any Permitted Transferee.

7.	SIGNATURES.

Tenant:
MICRON PC, LLC, A DELAWARE LIMITED LIABILITY COMPANY
Dated: , 2001		By: Name: Title:

Landlord:
MICRON TECHNOLOGY, INC., A DELAWARE CORPORATION
Dated: , 2001		By: Name: Title:

STATE OF ________________	)
) ss.
COUNTY OF ________________	)

On this _____ day of _____________, 2001, before me, a Notary Public in and for said State, personally appeared ________________________, known or identified to me to be the ______________________ of Micron PC, LLC, a Delaware limited liability company, the limited liability company that executed the within instrument or the person who executed the instrument on behalf of said limited liability company, and acknowledged to me that such limited liability company executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

______________________________________

Notary Public in and for the State of ____________

Residing at ____________________________

My Commission expires:__________________

STATE OF IDAHO	)
) ss.
COUNTY OF ADA	)

On this _____ day of _____________, 2001, before me, a Notary Public in and for said State, personally appeared ________________________, known or identified to me to be the ______________________ of Micron Technology, Inc., a Delaware corporation, the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

______________________________________

Notary Public in and for the State of Idaho

Residing at ____________________________

My Commission expires:__________________

Exhibit A

Real Property Description

FIRST AMENDMENT TO

COMMERCIAL LEASE

This First Amendment (this “Amendment”) to the Commercial Lease is made and entered into this 1st day of June 2001, between Micron Technology, Inc., a Delaware corporation, (hereinafter “Landlord”) and Micron PC, LLC, a Delaware limited liability company (hereinafter “Tenant”) successor in interest to GTG PC Holdings, LLC, a Delaware limited liability company. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Lease.

13.	RECITALS

A.     Landlord and Tenant entered into a Commercial Lease (the “Lease”) dated April 30, 2001 under which Landlord leases to Tenant, and Tenant leases from Landlord certain Premises located at 900 E. Karcher Road, Nampa, Idaho known as Building 2 (formerly know as the “Phase 3 Building”) and the parcels upon which it is located.

B.     The Premises leased by Tenant from Landlord are part of a larger facility that includes what is known as Building 1 (formerly known as Phase 1 and 2 Building). Buildings 1 and 2 and the parcels upon which they are located are collectively referred to herein as the “Site.”

C.     Landlord and Tenet upon the execution of this Amendment hereby mutually amend the Lease under the terms and conditions hereinafter set forth:

14.	AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is herby acknowledged, the parties agree as follows:

1.   Services. Landlord shall provide, or cause to be provided, to Tenant the services described in Exhibit A (the “Services”) under the terms and conditions of this Amendment.

2.   Term. The term of this Amendment shall commence on the date set forth above and shall end on the date the Lease terminates unless terminated earlier as provided for herein.

3.   Early Termination. Either party may (i) terminate the Services in whole or in part or (ii) terminate this Amendment by providing the other party at least thirty (30) days prior written notice in the manner set forth in the Lease. Early termination under this Section 3 shall have no effect on the Lease which shall remain in effect until expiration or termination as provided therein.

4.   Payment. Tenant shall pay Landlord an hourly rate of $49.00 for the time (including travel time if applicable) Landlord’s employees perform the Services. Tenant shall also reimburse Landlord for all costs incurred by Landlord in performing the Services set forth in Section 1 of Exhibit A including, without limitations, the cost of parts and supplies and the amounts charged by contractors, subcontractors and other third parties. With respect to the Services described in Section 2 of Exhibit A that are not performed by Landlord’s employees, Tenant shall reimburse Landlord 57.58 percent of the costs incurred by Landlord in providing such Services and the costs incurred by Landlord in providing similar services for the entire Site. Landlord shall invoice Tenant and Tenant shall pay for the Services under this Amendment as Additional Rent in the manner provided in the Lease.

5.   Environmental Disclosures: To facilitate provision of the Services by Landlord and to ensure the safety of Landlord’s employees and contractors, Tenant shall provide Landlord with material safety data sheets identifying all chemicals present on the Premises and shall provide information with respect to such chemicals required to complete the spreadsheet attached hereto as Exhibit B. During the term of this Amendment, Tenant shall promptly provide to Landlord updated information necessary to allow Landlord to maintain the accuracy of the MSDSs and the spreadsheet set fort in Exhibit B.

6.   Limitation of Liability. Under no circumstances shall Landlord be liable under this Amendment for any indirect, special, incidental or consequential damages of any nature including, without limitation, loss of profits, work stoppage, overhead, manufacturing expense, or loss of customers. Under no circumstances shall Landlord’s liability under this Amendment exceed the amount paid by Tenant to Landlord for the specific Services that give rise to the claim made by Tenant irrespective of the nature of such claim whether in contract, tort, warranty or otherwise.

7.   Nonassignability. This Amendment shall not be assigned by operation of law or otherwise by either party without the prior written consent of the other party.

8.   No Other Amendments/Counterparts. Except as expressly modified by this Amendment, the Lease shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. This Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instruments.

9.   Attorney Fees and Costs. If a party is in default under this Amendment, then the defaulting party shall pay to the other party reasonable attorney fees and costs (i) incurred by the other party after default and referral to an attorney and (ii) incurred by the prevailing party in any litigation.

10.                Notices. All notices under this Amendment shall be given in the manner provided in the lease.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment by their duly authorized agents as of the first date set forth above.

	Landlord:		Tenant
	MICRON TECHNOLOGY, INC.		MPC COMPUTERS, LLC

BY:	/s/ Steven L. Stout	BY:	/s/ Michael S. Adkins
	Name: Steven L. Stout		Name. Michael S. Adkins
	Title: V.P. of Facilities		Title: CEO & President

Exhibit A

Scope of Services

1.  Maintenance of Building Systems. Landlord shall provide for the preventative maintenance, testing, system checks, unscheduled repairs and emergency repairs for the following systems and equipment in Building 2 as requested by Tenant.

HVAC systems relating to comfort heating and cooling

Fire alarms and fire suppression systems

Emergency generators and uninterrupted power supply system

Liebert systems

Dock levelers and dock doors

Plumbing systems including back-flow preventer

Compressed air systems

Electric and power systems

Landlord shall also provide for the daily operations of the HVAC systems relating to comfort heating and cooling. Except as expressly set forth above, Landlord’s obligation to provide the Services shall not include services in connection with Tenant’s personal property or production related equipment. Tenant shall cooperate with Landlord in connection with Landlord’s performance of the Services. Tenant shall provide Landlord with appropriate access to the Premises to facilitate provision of the Services by Landlord.

2.  Additional Services. Landlord shall provide for landscaping of the Premises and for maintenance of and snow removal from the parking area of the Premises.

3.  Procedures. Tenant shall request Services through Tim Kelley, Tobe Thompson, Doug Rosin or such other employee as Tenant shall designate by written notice to Landlord. Landlord will establish reasonable procedures to govern the request of Service.

Exhibit B

Chemical List

Name & Description	Process Description	Physical State	Units/Container	Est. Max. Stock	Est. Annual Use

SECOND AMENDMENT TO

COMMERCIAL LEASE

This Second Amendment (this “Second Amendment”) to the Commercial Lease is made and entered into this 30th day of September 2002, between Micron Technology, Inc., a Delaware corporation, (hereinafter “Landlord”) and Micron PC, LLC, a Delaware limited liability company (hereinafter “Tenant”) successor in interest to GTG PC Holdings, LLC, a Delaware limited liability company. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Lease.

15.	RECITALS

A.     Landlord and Tenant entered into a Commercial Lease (the “Lease”) dated April 30, 2001 as amended by the First Amendment to Commercial Lease dated June 1, 2001 (as amended from time to time, the “Lease”) under which Landlord leases to Tenant and Tenant leases from Landlord certain Premises located at 900 E. Karcher Road, Nampa, Idaho known as Building 2 (formerly known as the “Phase 3 Building”) and the parcels upon which it is located.

B.     The Premises leased by Tenant from Landlord are part of a larger facility that includes what is known as Building 1 (formerly known as Phase 1 and 2 Building). Buildings 1 and 2 and the parcels upon which they are located are collectively referred to herein as the “Site.”

C.     Landlord and Tenet upon the execution of this Second Amendment hereby mutually amend the Lease under the terms and conditions hereinafter set forth:

16.	AGREEMENT

NOW THEREFORE, the parties hereby agree as follows:

1.	Base Rent. Section 1.6 of the Lease is deleted in its entirety and replaced with the following:

1.6	Base Rent.

1.6.1

Determination of Base Rent. Tenant shall pay to Landlord during the Initial Term, annual Base Rent of Two Million Nine Hundred Thirteen Thousand One Hundred Eight Dollars ($2,913,108.00), in monthly installments of Two Hundred Forty-Two Thousand Seven Hundred Fifty-Nine Dollars ($242,759) (“Base Rent”). Tenant’s obligations under this Lease commence as of the Commencement Date. The Base Rent during any Renewal Term shall be as agreed by the parties. In the event that the parties cannot mutually agree upon Base Rent for any Renewal Term within sixty (60) calendar day’s of Tenant’s Notice of Exercise pursuant to Section 3.3, then the Base Rent shall be the fair market Base Rent determined as follows: each party shall submit to the other party a writing stating such party’s figure for fair market Base Rent; each party shall designate a commercial real estate agent with at least five (5) years real estate experience in the Nampa area; the two (2) agents shall agree upon a third agent with at least five (5) years real estate experience in the Nampa area; and such third agent shall identify which figure such agent believes is closest to the fair market Base Rent. Base Rent shall be the figure designated by the third agent as the fair market Base Rent. The parties shall share equally the cost of such third agent. If the two (2) agents cannot agree on such third agent, then either party may apply to the Canyon County or Ada County Court to select such third agent. Notwithstanding the forgoing, the Base Rent per square foot for any Renewal Term will not be less than the Base Rent per square foot for the Initial Term except as set forth in Section 1.6.2 below.

1.6.2

Temporary Reduction of Base Rent. Tenant shall pay to Landlord during the periods (a) on and between January 1, 2003 and May 31, 2003 and (b) if Tenant exercises its options to lease the Premises for a second Renewal Term, on and between June 1, 2003 and December 31, 2003 annualized Base Rent of Two Million Four Hundred Twelve Thousand Two Hundred Fifty Five Dollars ($2,412,255) in monthly installments of Two Hundred One Thousand Twenty One Dollars and Twenty Five Cents ($201,021.25).

2.       Nonassignability. This Second Amendment shall not be assigned by operation of law or otherwise by either party without the prior written consent of the other party.

3.       No Other Amendments/Counterparts. Except as expressly modified by this Second Amendment, the Lease shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. This Second Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instruments.

4.       Attorney Fees and Costs. If a party is in default under this Second Amendment, then the defaulting party shall pay to the other party reasonable attorney fees and costs (i) incurred by the other party after default and referral to an attorney and (ii) incurred by the prevailing party in any litigation.

5.	Notices. All notices under this Second Amendment shall be given in the manner provided

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment by their duly authorized agents as of the first date set forth above.

	Landlord:		Tenant
	MICRON TECHNOLOGY, INC.		MPC COMPUTERS, LLC

BY:	/s/ Steven L. Stout	BY:	/s/ Michael S. Adkins
	Name: Steven L. Stout		Name. Michael S. Adkins

THIRD AMENDMENT TO

12.	COMMMERCIAL LEASE

This Third Amendment (this “Third Amendment”) to the Commercial Lease is made and entered into this 30 th day of April 2003, between Micron Technology, Inc., a Delaware corporation, (hereinafter “Landlord”) and MPC Computers, LLC (formerly, Micron PC, LLC), a Delaware limited liability company doing business as MPC (hereinafter “Tenant”) successor in interest to GTG PC Holdings, LLC, a Delaware limited liability company. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Lease.

13.	RECITALS

A.   Landlord and Tenant entered into a Commercial Lease dated April 30, 2001 as amended by the First and Second Amendments dated June 1, 2001 and September 30, 2002 respectively (as amended from time to time, the “Lease”) under which Landlord leases to Tenant and Tenant leases from Landlord certain Premises located at 906 E. Karcher Road (formerly 900 E. Karcher Road), Nampa, Idaho known as Building 2 (formerly known as the “Phase 3 Building”) and the parcels upon which Building 2 is located.

B.   Landlord and Tenant upon the execution of this Third Amendment hereby mutually amend the Lease under the terms and conditions hereinafter set forth:

14.	AGREEMENT

NOW THEREFORE, the parties hereby agree as follows:

1. Term. Section 1.5 of the Lease is deleted in its entirety and replaced with the following:

1.5    Term and Commencement Date. The Term of this Lease shall commence on June 1, 2001 (the "Commencement Date") and shall end on May 31, 2006 (the "Term") unless terminated earlier as provided in either Section 4.11 or Section 9.1.

2. Rent. Section 1.6 of the Lease is deleted in its entirety and replaced with the following:

1.6    Base Rent. During the period beginning on the Commencement Date and ending on December 31, 2002, Tenant shall pay to Landlord annual base rent ("Base Rent") of Two Million Nine Hundred Thirteen Thousand One Hundred Eight dollars ($2,913,108.00), in monthly installments of Two Hundred Forty-Two Thousand Seven Hundred Fifty-Nine Dollars ($242,759). During the period beginning on January 1, 2003 and ending on April 30, 2003 Tenant shall pay to Landlord annual Base Rent of Two Million Four Hundred Twelve Thousand Two Hundred Fifty Five Dollars ($2,412,255) in monthly installments of Two Hundred One Thousand Twenty One Dollars and Twenty Five Cents ($201,021.25). During the period beginning on May 1, 2003 and ending on May 31, 2006 Tenant shall pay to Landlord annual Base Rent of One Million Seven Hundred Fifty Eight Thousand Eighty Four Dollars and Twenty Cents ($1,758,084.20) in monthly installments of One Hundred Forty Six Thousand Five Hundred Seven Dollars and Two Cents ($146,507.02).

3. Renewal. Sections 3.2 and 3.3 of the Lease are deleted in their entirety.

4. Termination. Section 4.11 of the Lease is deleted in its entirety and replaced with the following:

4.11 Early Termination. Tenant may terminate this Lease as to the entire Premises, with no further obligation except for those continuing representations, warranties, and indemnities set forth herein, upon one (1) years prior written notice to Landlord.

5. Building Facilities and Personal Property. The parties desire to clarify the status of certain equipment located on the Premises and the status of facilities and systems that service Building 2. Accordingly, the parties hereby agree that (i) all Building 2 fixtures and all facilities and systems that provide services or utilities to Building 2 and (ii) the property located on the Premises which is set forth on Exhibit A, attached hereto and incorporated herein by this reference, shall be surrendered and remain with Building 2 at the end of the Lease Term or whenever Tenant vacates the Premises, free and clear of all liens, encumbrances or other defects of title and in the condition existing on the Commencement Date, reasonable wear and tear excepted.

6. Nonassignability. Except as allowed under paragraphs 6.3 and 6.4 of the Lease, this Third Amendment shall not be assigned by operation of law or otherwise by either party without the prior written consent of the other party.

7. No Other Amendments/Counterparts. Except as expressly modified by this Third Amendment, the Lease shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. This Third Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instruments.

8. Attorney Fees and Costs. If a party is in default under this Third Amendment, then the defaulting party shall pay to the other party reasonable attorney fees and costs (i) incurred by the other party after default and referral to an attorney and (ii) incurred by the prevailing party in any litigation.

9. Notices. All notices under this Third Amendment shall be given in the manner provided in the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment by their duly authorized agents as of the first date set forth above.

	Landlord:		Tenant
	MICRON TECHNOLOGY, INC.		MPC COMPUTERS, LLC

BY:	/s/ Steven L. Stout	BY:	/s/ Michael S. Adkins
	Name: Steven L. Stout		Name. Michael S. Adkins

Exhibit A

1. All Liebert AC units

2. All dry coolers associated with the Lieberts

3. All UPS systems

4. All generators and fuel tanks

5. All automatic transfer switches and associated electrical infrastructure

6. All air compressors including without limitation all Kobelco air compressors and the air compressor associated with the dry sprinkler fire protection system

7. All air dryers

FOURTH AMENDMENT TO

15.	COMMMERCIAL LEASE

This Fourth Amendment (this “Fourth Amendment”) to the Commercial Lease is made and entered into this 25th day of October 2005, between Micron Technology, Inc., a Delaware corporation, (hereinafter “Landlord”) and MPC Computers, LLC (formerly known as Micron PC, LLC), a Delaware limited liability company (hereinafter “Tenant”) successor in interest to GTG PC Holdings, LLC, a Delaware limited liability company. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Lease.

16.	RECITALS

C.   Landlord and Tenant entered into a Commercial Lease dated April 30, 2001 as amended by the First, Second and Third Amendments dated June 1, 2001, September 30 , 2002 and April 30, 2003 respectively (as amended from time to time, the “Lease”) under which Landlord leases to Tenant and Tenant leases from Landlord certain Premises located at 900 E. Karcher Road, Nampa, Idaho known as Building 2 (formerly known as the “Phase 3 Building”) and the parcels upon which Building 2 is located.

D.   Landlord and Tenant upon the execution of this Fourth Amendment hereby mutually amend the Lease under the terms and conditions hereinafter set forth:

17.	AGREEMENT

NOW THEREFORE, the parties hereby agree as follows:

1. Term. Section 1.5 of the Lease is deleted in its entirety and replaced with the following:

1.5    Term and Commencement Date. The Term of this Lease shall commence on June 1, 2001 (the "Commencement Date") and shall end on May 31, 2008 (the "Term" or the “Initial Term”) unless terminated earlier as provided in either Section 4.11 or Section 9.1.

2. Rent. Section 1.6 of the Lease is deleted in its entirety and replaced with the following:

1.6    Base Rent. During the Term Tenant shall pay to Landlord annual base rent and monthly installments according to the following schedule:

Term	Annual Base Rent	Monthly Installments
Commencement Date to December 31, 2002	$2,913,108.00	$242,759.00
January 1, 2003 to April 30, 2003	$2,412,255.00	$201,021.25
May 1, 2003 to May 31, 2008	$1,758,084.20	$146,507.02

3. No Other Amendments/Counterparts. Except as expressly modified by this Fourth Amendment, the Lease shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. This Fourth Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instruments.

4. Attorney Fees and Costs. If a party is in default under this Fourth Amendment, then the defaulting party shall pay to the other party reasonable attorney fees and costs (i) incurred by the other party after default and referral to an attorney and (ii) incurred by the prevailing party in any litigation.

5. Notices. All notices under this Fourth Amendment shall be given in the manner provided in the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment by their duly authorized agents as of the first date set forth above.

	Landlord:		Tenant
	MICRON TECHNOLOGY, INC.		MPC COMPUTERS, LLC

BY:		BY:	/s/ Michael S. Adkins
	Name: Dale J. Eldridge		Name. Michael S. Adkins
	Title: Director of Facilities		Title: CEO & President